# ASSET PURCHASE AND SALE AGREEMENT

**THIS AGREEMENT** made as of the 31st day of July, 2009.

**BETWEEN:**

**Dejour Energy (Alberta) Ltd.**, a body corporate, registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta
(hereinafter referred to as the "Transferor")

- and -

**RockBridge Energy Inc.** a body corporate registered to carry on business in the Province of British Columbia having an office in the city of Vancouver in the Province of British Columbia.
(hereinafter referred to as the "Transferee")

1. DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a) "Areas" means those areas in the Province of British Columbia as described to in the Land Schedule.

(b) "Assets" means the Petroleum and Natural Gas Rights, the Miscellaneous Interests and the Tangibles;

(c) "Closing Date" means the 31st day of July, 2009 at 2:00 pm Mountain Standard time, or such other date as may be agreed upon by the Parties;

(d) "Effective Date" means the hour of 8:00 a.m., Calgary time, on the 1st day of July, 2009;

(e) "Facilities" has the same meaning as under the Property Transfer Procedure and includes those facilities described in Schedule "C" hereto and forming a part of this Agreement.

(f) "Joint Operating Agreement" means the document attached as Schedule "D" hereto and forming a part of this Agreement.

(g) "Land Schedule" means that document attached as Schedule "A" hereto and forming a part of this Agreement and which describes, without limitation, the Lands, the Leases and the Petroleum and Natural Gas Rights being disposed of and certain of the Permitted Encumbrances.

(h) "Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

(i) "Property Transfer Procedure" means the 2000 CAPL Property Transfer Procedure with the elections and amendments referred to in Schedule "B" hereto and forming a part of this Agreement.

(j) "this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Head Agreement; and

(k) "Wells" means the Transferor's entire interest in all producing, shut-in, water source, observation, disposal, injection, capped, abandoned, suspended and similar wells located in any of the Areas or on the Lands or lands pooled or unitized therewith, or directly relating to the operation of the Lands, and includes the associated wellbores and casing, including but in no way limited to those wells set forth in the Land Schedule.

Any capitalised terms and phrases used, but not defined, in this Agreement shall have the same meaning given to them in the Property Transfer Procedure.

2. INTERPRETATION

(a) The expressions "section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

(b) The division of this Agreement into sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

(c) When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

(d) Each of Schedules "A", "B", C", "D" and "E" is appended to this Agreement and is incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of Schedules "A", "B", "C", "D" or "E" conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

(e) All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

3. PROPERTY TRANSFER PROCEDURE

The Parties agree that, unless otherwise provided for under the terms of this Agreement, the transaction contemplated by this Agreement and as described in section 4 below shall be conducted in accordance with the Property Transfer Procedure.

4. PURCHASE AND SALE

Subject to the terms and conditions hereof, Transferor hereby agrees to sell, assign, transfer, convey and set over to Transferee, and Transferee hereby purchases from Transferor, an undivided one percent (1%) (whether absolute or contingent, legal or beneficial) in and to the Assets, as further described in the Land Schedule and subject to only those encumbrances described as Permitted Encumbrances.

5. FORM OF PAYMENT

All payments to be made pursuant to this Agreement, and all amounts referred to in this Agreement shall be in Canadian funds. All payments to be made pursuant to this Agreement shall be made by certified cheque, bank draft or wire transfer, provided that, any wire transfer payments made by Transferee shall be in accordance with the following:

Alberta Treasury Branch
Calgary Main Branch
239-8 Avenue SW
Calgary, Alberta T2P 1B9
Transit Number 07609-219
Account Number 1318349

6. PURCHASE PRICE AND FEE

The aggregate consideration to be paid by Transferee to Transferor for Transferee's Acquired Working Interest as set out in the Land Schedule shall be one hundred and eighty thousand dollars ($180,000.00), subject to adjustment in accordance with (i) the Property Transfer Procedure (the "Adjusted Purchase Price"); and (ii) the Goods and Services Tax payable in respect of the Assets, if any, as described in the Property Transfer Procedure.

7. ALLOCATION OF PURCHASE PRICE

The Parties shall allocate the Purchase Price as follows:

| | |
|---|---|
| Petroleum and Natural Gas Rights | $91,999.00 |
| Tangibles – Processing Plant & Equipment | $65,000.00 |

| | |
|---|---|
| Tangibles – Others | $23,000.00 |
| Miscellaneous Interests | $1.00 |
| Total | $180,000.00 |

8. BOARD APPROVAL

Closing of the transaction contemplated by this Agreement and as described in section 4 above shall be conditional on the approval of such transaction by the Board of Directors of Transferor and neither party shall be required to proceed with Closing of this transaction absent such approval.

9. BANK APPROVAL

Closing of the transaction contemplated by this Agreement and as described in section 4 above shall be conditional on the approval of such transaction by the Transferor's bank, Alberta Treasury Branch, and neither Party shall be required to proceed with Closing of this transaction absent such approval. Transferor shall provide a letter or other reasonable written evidence of such approval at Closing to Transferee.

10. TRUST AGREEMENT

At Closing, Transferor and Transferee shall execute a Trust Agreement substantially in the form attached as Schedule "E" hereto and forming a part of this Agreement and neither Party shall be required to proceed with Closing of this transaction absent such execution.

11. JOINT OPERATING AGREEMENT

After Closing, the Parties shall enter into the Joint Operating Agreement attached as Schedule "D" hereto.

12. OPERATING ADJUSTMENTS

(a) Subject to all other provisions of this Agreement, all benefits and obligations of any kind and nature relating to the operation of the Assets conveyed pursuant to this Agreement, including without limitation maintenance, operating, construction and capital costs and other burdens, excluding income tax, whether accruing, payable or paid and received or receivable, shall be adjusted between the Parties as of the Effective Date in accordance with generally accepted accounting principles.

(b) Transferor shall, with Transferee's assistance, provide to Transferee within a reasonable time prior to the Closing Time a written statement of all such adjustments to be made at Closing and in any event no shorter than 5 days. Adjustments not settled or incorrectly settled prior to or at Closing shall be settled by payment to or by Transferor and Transferee, as the case may be, as soon as

practicable after Closing. The intention of the Parties is that final adjustment shall occur within 120 days following the Closing Date. Any payments required to be made by one Party to the other as a result of such final adjustment shall be made within three (3) Business Days of receipt of a request for the same. No adjustments shall be made after 1 year from the Closing Date unless written notice of the requested adjustment, with reasonable particulars, is given within 1 year from the Closing Date. Notwithstanding any provisions of this clause to the contrary, adjustments arising as a consequence of joint venture or third party audits, plant equalizations, and facility operating agreement 13 month adjustments relating to the Assets are not subject to the 1 year limit.

(c) The collection of overpayments or the payments of underpayments, as the case may be, arising as a consequence of joint venture and third party audits, plant equalizations, and facility operating agreement 13 month adjustments relating to the Assets that:

(i) pertain to the period prior to the Closing Date and for which audit queries are outstanding at the Closing Date; or

(ii) that occur within two (2) years after the Closing Date;

shall be the initial responsibility of Transferee. However, within thirty (30) days of such collection or payment of such amounts, Transferee shall prepare a written statement of all such adjustments and deliver such statement to Transferor. Within three (3) Business Days of receipt of such statement, such adjustments shall be settled by payment to or by Transferor and Transferee, as the case may be.

(d) Any amount due and owing to a Party by the other Party hereunder after Closing and remain unpaid shall bear interest, compounded and computed monthly at the rate of two (2%) percent above then current prime lending rate of the Royal Bank of Canada in Calgary, Alberta, from the day that amount was due to paid until the day it is paid, regardless of whether the Party has given the other Party prior notice of the accrual of interest hereunder;

## 13. FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

## 14. SUBROGATION

The assignment and conveyance effected by this Agreement is made with full right of substitution and subrogation of Transferee in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

15. COUNTERPART EXECUTION

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

16. ENTIRE AGREEMENT

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the date first above written.

**DEJOUR ENERGY (ALBERTA) LTD.**

Per: ______________________

**ROCKBRIDGE ENERGY INC.**

Per: ______________________

Steve Mathiesen, Secretary

## SCHEDULE "A"

Attached to and made part of an Asset Purchase and Sale Agreement dated July 31, 2009 between Dejour Energy (Alberta) Ltd. and RockBridge Energy Inc.

| Area (BC) | BC Crown Lease | Legal Description of Lands | Current Parties and Working Interests | Transferee's Acquired Working Interest | Permitted Encumbrances | Existing Wells |
|---|---|---|---|---|---|---|
| | | | | | | |
| Drake | 52769 | NTS 094-H-01 Blk L Units 14, 15, 24, 25 - All PNG | Dejour Energy (Alberta) Ltd.: 100% BPO, 60% APO<br><br>Dav-Jor Contracting Ltd.: 0% BPO, 32% APO<br><br>Paradise Energy Corporation: 0% BPO, 8% APO<br><br>* no payout as of Effective Date | BPO: 1% of Dejour 100% (net 1%)<br><br>APO: 1% of Dejour 60% (net 0.6%) | BC Crown Sliding Scale Royalty;<br><br>Convertible GORR of 1/23.8365 (5-15%) on oil and 15% on other substances (calculated on 100% of production ) payable to Dav-Jor Contracting Ltd. (80%) and Paradise Energy Corporation (20%) | a-14-L-94-H-1<br>d-24-L-94-H-1 |
| Drake | 52770 | NTS 094-H-01 Blk L Units 16, 17, 26, 27 - All PNG | Dejour Energy (Alberta) Ltd.: 92%<br>Paradise Energy Corporation: 8% | 1% of Dejour 92% (0.92%) | BC Crown Sliding Scale Royalty;<br><br>Non-convertible GORR of 1/23.8365 (5-15.625%) on oil and 15.5625% on other substances (calculated on 32% of production ) payable to Dav-Jor Contracting Ltd. | a-16-L-94-H-1<br>1-26-L-94-H-1 |
| Woodrush | 59627 | NTS 094-H-01 Blk E Units 78,79, 88, 89 All PNG | Dejour Energy (Alberta) Ltd.: 100% | 1% of Dejour 100% (net 1%) | BC Crown Sliding Scale Royalty | none |
| Woodrush | 59628 | NTS 094-H-01 | Dejour Energy | 1% of Dejour | BC Crown | a-80-E-94-H-1 |

| | | | | | | |
|---|---|---|---|---|---|---|
| | | Blk E Units 80, 90; NTS 094-H-02 Blk H Units 71, 81 - All PNG | (Alberta) Ltd.: 100% | 100% (net 1%) | Sliding Scale Royalty | |
| Woodrush, BC | 59629 | NTS 094-H-01 Blk E Unit 100; NTS 094-H-01 Blk L Unit 10; NTS 094-H-02 Blk H Unit 91; NTS 094-H-02 Blk I Unit 1 - All PNG | Dejour Energy (Alberta) Ltd.: 100% | 1% of Dejour 100% (net 1%) | BC Crown Sliding Scale Royalty | d-91-H-94-H-2 |

**SCHEDULE "B"**

Attached to and made part of an Asset Purchase and Sale Agreement dated July 31th, 2009 between Dejour Energy (Alberta) Ltd. and RockBridge Energy Inc

PROPERTY TRANSFER PROCEDURE ELECTIONS AND AMENDMENTS

1. GST (Subclause 2.03a): (i) GST election: Alternate 1

   (ii) GST business #: Dejour: 86032 7162rt001
   RockBridge: 833471014 RT 0001.

2. Interest Accrual (Clause 2.04): neither Alternate 1 nor 2 apply

3. Place of Closing (Clause 3.01): Office of: Transferor

4. Access to Transferee's Files (Subclause 3.04b): 24 months

5. Distribution of Specific Conveyances (clause 3.05): Alternate 1.

6. Final Statement of Adjustments (Paragraph 4.02a (b)): 120 day period.

7. Treatment of Income During Interim Period (Clause 4.03): Alternate 2.
   Income Tax Adjustment if Alternate 1 Applies: ___%
   Exception to 4.03A if Alt. 1 applies (Subclause 4.03b): will ☐ / will not ☒ apply.

8. Transferor's Representations and Warranties (Clause 6.02). Those representations and warranties in that Clause that apply are indicated by a "Y" below.

| | | | | | |
|---|---|---|---|---|---|
| Y | (a) | Residency for Tax Purposes | Y | (m) | Abandonment of Wells |
| Y | (b) | Lawsuits and Claims | Y | (n) | Condition of Tangibles |
| Y | (c) | No Default Notices | Y | (o) | Well/Tangibles Lic. Transfers |
| Y | (d) | Compliance with Leases | Y | (p) | Reg. production Penalties |
| Y | (e) | Payment of Royalties | Y | (q) | Reg. Production Allowables |
| Y | (f) | Encumbrances | Y | (r) | Area of Mutual Interest |
| Y | (g) | No Reduction | Y | (s) | No Offset Obligations |
| Y | (h) | Sale Agreements | Y | (t) | Commitment to Deliver |
| Y | (i) | Provision of Documents | | (u) | ARTC |
| Y | (j) | Authorized Expenditures | Y | (v) | Quiet Enjoyment |
| Y | (k) | Environmental Matters | - | (w) | Additional Representations |
| Y | (l) | Condition of Wells | | | |

9. Survival of Representations and Warranties (Clause 6.04): 12 months.

10. Option to Terminate re: ROFR Exercises (Subclause 7.01D): will ☐/ will not ☒ apply.

11. Delivery of Title Defects Notice (Subclause 8.02A): 4 Business Days.

12. Title Defects Mechanism (Subclause 8.02b) Alternate: 1

If Alternate 2 applies: (i) $ value Threshold (Subclause 8.02B): $__________

(ii) Transferor's termination threshold (Paragraph 8.02B(c)): _____%

(iii) Transferee's termination threshold (Paragraph 8.02B (d)): _____%.

13. Responsibility of Transferor (Clause 13.01): (i): Subclause 13.01A: Alternate 2

(ii) Subclause 13.01B: 12 months

14. Limit on Transferor's Responsibility (Clause 13.03A): will ☒ / will not ☐ apply

15. Minimum Claim Threshold (Subclause 13.03B): will ☒ / will not ☐ apply

16. Addresses for Service (Clause 15.02):

| | |
|---|---|
| Dejour Energy (Alberta) Ltd. | RockBridge Energy Inc |
| 690, 400 – 5 Avenue, S.W. | Suite 207-856 Homer St. |
| CALGARY, Alberta T2P 0L6 | VANCOUVER BC V6B 2W5 |

## SCHEDULE "C"

Attached to and made part of an Asset Purchase and Sale Agreement dated July 31, 2009 between Dejour Energy (Alberta) Ltd. and RockBridge Energy Inc.

**Woodrush Facility Major Equipment**
d-91-H/94-h-2

V-120 36" inlet gas separator
V-110 48" inlet oil separator
V-130 20" fuel gas separator
T-501 Glycol dehydrator skid
V-900 H.P. flare knock out drum
V-901 L.P. flare knock out drum
U-904 H.P. flare stack
U-905 L.P. flare stack
TK-801 1X400 bbl insulated water storage tank
Vapour recovery unit
K-901 instrument air compressor building
Office and MCC building
Storage bin

## SCHEDULE "D"

Attached to and made part of an Asset Purchase and Sale Agreement dated July 31, 2009 between Dejour Energy (Alberta) Ltd. and RockBridge Energy Inc

**SEE ATTACHMENT HEREUNDER**

## SCHEDULE "E"

Attached to and made part of an Asset Purchase and Sale Agreement dated July 31, 2009 between Dejour Energy (Alberta) Ltd. and RockBridge Energy Inc

## TRUST AGREEMENT

**THIS AGREEMENT** made as of the 31st day of July, 2009

**BETWEEN:**

**DEJOUR ENERGY (ALBERTA) LTD.** a body corporate, having an office in the City of Calgary, in the Province of Alberta

(hereinafter called the "Trustee")

- and -

**ROCKBRIDGE ENERGY INC**. a body corporate having an office in the Vancouver, in the Province of British Columbia

(hereinafter called the "Beneficiary")

**WHEREAS** the Trustee is the beneficial owner of an undivided working interest in the title documents set forth and described in Schedule "A" (the "Title Documents");

**WHEREAS** the Trustee acknowledges that it holds in trust for the Beneficiary an undivided working interest in the Title Documents acquired by the Beneficiary by way of an assignment under the Asset Purchase and Sale Agreement dated July 31, 2009 between Trustee and Rockbridge Energy Inc. as outlined in Schedule "A" (the "Undivided Working Interest") insofar as they relate to the lands more particularly set forth and described in Schedule "A" (the "Lands"); and

**WHEREAS** the Trustee has agreed to hold the Undivided Working Interest of the Beneficiary in trust subject to the terms and conditions hereinafter set forth.

**THE PARTIES HERETO AGREE AS FOLLOWS:**

1. In consideration of the sum of one Dollar ($1.00) and other valuable consideration paid by the Beneficiary to the Trustee, the receipt and sufficiency of which is acknowledged by the Trustee, the Trustee agrees that it holds and will hold the Undivided Working Interest in the Lands and the Title Document in trust for the Beneficiary on the terms and conditions described in this Trust Agreement.

2. By this Trust Agreement, the Trustee does not purport to hold in trust for the Beneficiary any better title or interest than it now holds and Trustee does not, either expressly or by implication, warrant or

guarantee title to the interest held for the Beneficiary.

3. The Trustee will not assign, transfer, encumber, alienate or in any way dispose of the Trustee's obligations under this Agreement without the Beneficiary's prior written consent, which consent may not be unreasonably withheld or delayed.

4. The Trustee will not assign, transfer, encumber, alienate or in any way dispose of the Beneficiary's Undivided Working Interest without the Beneficiary's prior written consent.

5. The Beneficiary shall remit directly to the "Lessor" under the Title Documents the royalty payable in respect of the Undivided Working Interest and shall provide the "Lessor" under the Title Documents and the Trustee with any information required to be maintained by the "Lessee" under the Title Documents as such information pertains to the Lands and to the Beneficiary.

6. The Beneficiary agrees to pay or to assume responsibility for its proportionate share of all taxes, encumbrances and other levies or obligations which may arise or be payable with respect to the Undivided Working Interest, or the production obtained therefrom or attributable thereto. The Trustee shall not by this Trust Agreement be obligated to drill any wells, conduct any operations, post any deposits or apply for continuation of the Title Documents.

7. The Beneficiary covenants and agrees with the Trustee to be liable to the Trustee for, and in addition, to indemnify and save harmless the Trustee and its directors, officers, employees and agents from and against, any and all liability, loss, costs, claims, damages and expenses including without limitation, all penalties, fines, court costs, legal costs (on a solicitor and his own client basis), lessor royalties, accountant and other professional expenses, claims or damages whatsoever arising as a result of the Trustee holding the Undivided Working Interest in trust, unless caused by the gross negligence or willful misconduct of the Trustee or its agents.

8. Any assignment of interest in this Trust Agreement shall be made in accordance with the 1993 CAPL Assignment Procedure (the "Assignment Procedure") which is incorporated by reference into this Agreement and will be deemed to apply as if it had been attached as a Schedule hereto. Notwithstanding Clause 2.02 of the Assignment Procedure, no provision of the Assignment Procedure shall be construed so as to make any "Assignee" (as such term is defined under the Assignment Procedure) responsible for any obligation or liability that had arisen or accrued prior to the "Transfer Date" (as such term is defined under the Assignment Procedure).

9. Any service of notice under this Trust Agreement shall be made in accordance with the Assignment Procedure and submitted to the addresses shown below:

**Trustee**
Dejour Energy (Alberta) Ltd.
690, 400 – 5 Avenue, S.W.
CALGARY, Alberta
T2P 0L6
Attention: Land Department

**Beneficiary**
RockBridge Energy Inc
Suite 207- 856 Homer St.
Vancouver BC V6B 2W5

Attention: Land Department

The Trustee covenants and agrees that it shall from time to time and at all times hereafter at the request of the Beneficiary, execute such further assurances and do all further acts as may be reasonably required to carry out the terms of this Trust Agreement.

10. The Effective Date of this Trust Agreement shall be July 1, 2009.

11. This Trust Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12. This Trust Agreement supersedes all other trust agreements between the parties with respect to the Title Documents and the Lands.

13. This Trust Agreement contains the entire agreement between the parties and there are no representations, warranties or agreements collateral or otherwise other than as expressed herein.

14. This Trust Agreement may be executed by the parties in as many counterparts as are required and all counterparts together shall constitute one agreement.

15. This Trust Agreement may only be amended by written instrument executed by both parties hereto.

**IN WITNESS WHEREOF** the parties hereto have caused this Trust Agreement to be executed as of the day and year first above written.

**DEJOUR ENERGY (ALBERTA) LTD.**

(Trustee)

______________________________

Robert L. Hodgkinson,
Director

**ROCKBRIDGE ENERGY INC.**

(Beneficiary)

______________________________

Name:
Title:

**SCHEDULE "A"**

**Attached to and Forming Part of the Trust Agreement Dated July 31, 2009**
**Between Dejour Energy (Alberta) Ltd., as Trustee,**
**and RockBridge Energy Inc., as Beneficiary**

| Title Documents | Lands | Beneficiary's Collective Undivided Working Interest |
|---|---|---|
| BC Crown Lease 52769 | 94-H-1 Blk L Units 14,15,24,25<br>All PNG | BPO: 1%<br>APO: 0.06 % |
| BC Crown Lease 52770 | 94-H-1 Blk L Units 16,17,26,27<br>All PNG | 0.92% |
| BC Crown Lease 59627 | 94-H-1 Blk E Units 78,79,88,89<br>All PNG | 1% |
| BC Crown Lease 59628 | 94-H-1 Blk E Units 80,90<br>94-H-2 Blk H Units 71,81<br>All PNG | 1% |
| BC Crown Lease 59629 | 94-H-1 Blk E Unit 100<br>94-H-1 Blk L Unit 10<br>94-H-2 Blk H Unit 91<br>94-H-2 Blk I Unit 1<br>All PNG | 1% |